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Electric Fuel Corporation                                       EXHIBIT 23.1
December 4, 2001                                                HARRIS BEACH LLP
Page 2                                                          ATTORNEYS AT LAW





     (b) In connection with the rendering of this opinion, we express no opinion as to the applicability of, compliance with, or effect of the laws of any states, or as to any matter subject to such laws, other than the current laws of the State of Delaware.

     (c) Our opinion is subject to and limited by (i) all applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally; and (ii) general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     (d) Our opinion is limited to matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus contained in the Registration Statement to which the Prospectus Supplement is attached. This opinion speaks only as of the date hereof and is limited to present statutes, laws and regulations and to the facts as they currently exist.

                                                     Harris Beach LLP

                                                     /s/ Harris Beach LLP
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